Exhibit 5.1

To vVARDIS Holding AG Gubelstrasse 24 6300 Zug Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zurich homburger.ch T +41 43 222 10 00

November 13, 2026

vVARDIS Holding AG – Registration Statement on Form S-8

We have acted as special Swiss counsel to vVARDIS Holding AG, a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the filing of a registration statement on Form S-8 (the Registration Statement), to be filed with the United States Securities and Exchange Commission (the SEC) on the date hereof for the purpose of registering under the United States Securities Act of 1933, as amended (the Securities Act), 4,226,046 Class A ordinary shares of the Company, with a nominal value of CHF 0.006 each (the Ordinary Shares). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Documents (as defined below).

I. Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or other document referred to in any of the Documents or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances that are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed the following documents (collectively the Documents):

(i)	an electronic copy of the Registration Statement;

(ii)	an electronic copy of the Company's 2024 Share Option Plan, dated March 28, 2024 (the 2024 SOP);

(iii)	an electronic copy of the Company's 2024 Equity Incentive Plan, dated March 28, 2024 (the 2024 EIP);

(iv)	an electronic copy of the Company's 2025 Share Option Plan, dated November 19, 2025 (the 2025 SOP, and together with the 2024 SOP and the 2024 EIP, the Legacy Plans);

(v)	an electronic copy of the Company's 2026 Equity Incentive Plan, dated October 1, 2026 (the 2026 EIP, and together with the Legacy Plans, the EIPs);

(vi)	an electronic copy of a written resolution of the board of directors of the Company, dated October 1, 2026, approving, inter alia, (1) the 2026 EIP, and (2) the discontinuation and termination of the Legacy Plans (the Board Resolution);

(vii)	an electronic copy of the notarized shareholders' resolutions passed at the Company's extraordinary general meeting held on August 24, 2026 (the Shareholders' Resolutions);

(viii)	an electronic copy of the certified articles of association (Statuten) of the Company dated November 13, 2026 (the Pre-IPO Articles of Association);

(ix)	an electronic copy of the certified articles of association (Statuten) of the Company dated November 13, 2026, the form of which was filed as Exhibit 3.1 to the Company's registration statement on Form F-1, filed with the SEC on November 6, 2026 (the Post-IPO Articles of Association, and together with the Pre-IPO Articles of Association and any other version of the Company's articles of association in effect from time to time, the Articles of Association), containing inter alia (1) a capital range (article 4a) from CHF 181,670.166 (lower limit) to CHF 545,010.498 (upper limit), authorizing the board of directors of the Company to issue, inter alia, Ordinary Shares (the Capital Range), and (2) a conditional share capital for employee participation (article 4c) in the amount of CHF 72,668.064 providing for the issuance of inter alia up to 12,111,344 Ordinary Shares (the Post-IPO Conditional Share Capital, and together with the conditional share capital for employee participation contained in the Pre-IPO Articles of Association, the Conditional Share Capital); and

(x)	an electronic copy of the certified preliminary excerpt from the Commercial Register of the Canton of Zug, Switzerland, dated November 13, 2026, relating to the Company (the Excerpt).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II. Assumptions

In rendering the opinions below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic signatures on any such document have been affixed thereto by the individual to whom such electronic signature belongs and such individual has saved and submitted such document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

(c)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

(d)	the Registration Statement has been duly filed by the Company;

(e)	the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Swiss law;

(f)	the Registration Statement, the Excerpt and the Post-IPO Articles of Association are unchanged, correct, complete, up-to-date and in full force and effect as of the date hereof and no changes have been made that should have been or should be reflected in the Registration Statement, the Excerpt or the Post-IPO Articles of Association, as the case may be, as of the date hereof;

(g)	the Shareholders' Resolutions and the Board Resolution (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been amended and (iii) are in full force and effect;

(h)	the Legacy Plans (i) have been duly approved by the Company's board of directors in meetings duly convened and otherwise in the manner set forth therein, (ii) had not been rescinded or amended at the time any grants were made thereunder and (iii) were in full force and effect at the time of such grants;

(i)	the 2026 EIP has not been rescinded or amended and is in full force and effect;

(j)	prior to the issuance of any Ordinary Shares, the board of directors of the Company has or will have duly authorized the issuance of any rights to receive such Ordinary Shares and has or will have validly excluded the pre-emptive rights of the existing shareholders for purposes of offering Ordinary Shares under the relevant EIP as contemplated in the Registration Statement, and such authorization and exclusion has not been or will not have been amended and is or will be in full force and effect until the issuance of all Ordinary Shares;

(k)	any Ordinary Shares issued out of the Capital Range and/or the Conditional Share Capital will be listed on NYSE in accordance with applicable laws and regulations;

(l)	all notices by which a right to receive Ordinary Shares issued out of the Capital Range and/or the Conditional Share Capital was or is exercised have been or will be duly delivered in accordance with the Articles of Association, Swiss law, the applicable EIP and any applicable contractual arrangements;

(m)	to the extent the Company issues Ordinary Shares out of the Capital Range or has issued or issues Ordinary Shares out of the Conditional Share Capital against cash, the performance of the contribution in money has been made or shall be made at a banking institution subject to the Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended;

(n)	the Company has not entered and will not enter into any transaction which could be construed as repayment of share capital (Einlagenrückgewähr);

(o)	all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or by the Articles of Association, and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied; and

(p)	there are no provisions of the laws of any jurisdiction other than Switzerland that may affect the opinions expressed herein.

III. Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.	The Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to conduct its business as described in the Articles of Association.

2.	The Ordinary Shares that may be issued from the Capital Range and/or the Conditional Share Capital, if and when such Ordinary Shares are issued pursuant to the Articles of Association in effect at the relevant time, the applicable EIP, any applicable contractual arrangements and Swiss law, and after the subscription amount for such Ordinary Shares has been paid-in in cash or by way of set-off, and when such Ordinary Shares have been entered into the Company's book of uncertificated securities, will be validly issued, fully paid as to their nominal value and non-assessable.

IV. Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only, based on our independent professional judgment, and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	When used in this opinion, the term "non-assessable" means that no further contributions have to be made by the relevant holder of the Ordinary Shares.

(c)	The exercise of voting rights and rights related thereto with respect to any Ordinary Shares is only permissible if and when such Ordinary Shares have been validly issued and in any case after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(d)	Any issuance of Ordinary Shares out of the Conditional Share Capital must be confirmed by the auditors of the Company, and amended articles of association of the Company reflecting the issuance of Ordinary Shares from the Conditional Share Capital, together with a confirmation by the Company's auditors, must be filed with the competent commercial registry no later than three months after the end of the Company's fiscal year.

(e)	We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it.

(f)	We express no opinion as to tax, banking, insurance or regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or law that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being the City of Zurich.

[Signature page follows]

Sincerely yours

/s/ Homburger AG

Homburger AG